EXHIBIT 99.1

[AccessIT LOGO]
FOR IMMEDIATE RELEASE


      Access Integrated Technologies, Christie commit for the long term in

                Groundbreaking Digital Cinema Framework Agreement

           Reached new milestone as Christie/AIX Subsidiary Orders Another 100 Units From Christie Digital Systems USA Inc.

MORRISTOWN, N.J., OCTOBER 3, 2005 - Spurred by positive industry acceptance of their groundbreaking digital cinema funding plan, Access Integrated Technologies, Inc. ("ACCESSIT") (AMEX:AIX) and Christie Digital Systems USA, Inc. ("Christie") today announced a strengthened commitment to their Digital Cinema Framework, removing provisions that had originally allowed either party to terminate their agreement by September 30. The companies viewed the move as an expression of their long-term pledge to the innovative template they designed for funding a nationwide rollout of theater-based digital systems.

The modification reaffirms the ACCESSIT subsidiary, Christie/AIX's plan to ultimately purchase and install 4,000 Christie DLP Cinema(R) projection systems and related hardware. The first 100 systems covered by the agreement were ordered from projector manufacturer Christie on August 5, 2005. The second 100 were ordered last week, successfully reaching a milestone in the planned deployment of 150 systems by December 31, 2005.

Last month, Walt Disney Studios' Buena Vista Pictures Distribution arm contracted with Christie/AIX to provide up to 100% of all future feature film releases for digital distribution to those 4,000 screens and pay Christie/AIX a virtual print fee for each digital movie displayed on Christie/AIX's systems.

Commenting  on today's  announcement,  ACCESSIT  Chairman and CEO Bud Mayo said:
"This amendment underscores both parties' commitment to the rollout plan and our mutual confidence in its success. We remain fully committed to our timeline and confident that we will begin deployments on schedule."

Jack Kline, President and COO of Christie Digital Systems USA, Inc., added: "We are making great strides with distribution and exhibition and no longer need a contingency clause in our agreement. We now know it is truly going to happen. All the pieces of the puzzle are falling into place. We are making significant progress in negotiating contractual commitments with the top studios and expect the completion of exhibition agreements very soon. There is no doubt that digital cinema is finally shifting into high gear, driven by a practical, workable solution that meets the needs of exhibitors and studios alike."

Christie/AIX is currently in negotiations with multiple major studios for similar commitments and expects formal announcements to be made shortly. Elsewhere, Christie/AIX is also continuing high-level negotiations for installation of digital systems with several regional and national exhibition chains to participate in its deployment plan.

ACCESS INTEGRATED TECHNOLOGIES, INC. (ACCESSIT) is an industry leader in offering a fully managed storage and electronic delivery service for owners and distributors of digital content to movie theaters and other venues. Supported by its robust platform of fail-safe Internet data centers, ACCESSIT is able to leverage the market-leading role of its Theatrical Distribution System (TDS) with its innovative digital delivery capabilities and in-theatre software systems to provide the highest level of technology available to enable the emerging Digital Cinema industry to transition from film without changing workflows. For more information on ACCESSIT, visit www.accessitx.com.

CHRISTIE is a leader in visual solutions for world-class organizations, offering diverse applications for business, entertainment, and industry. A leading innovator in film projection since 1929 and a pioneer in projection systems since 1979, Christie has established a global reputation as a total service provider and the world's single source manufacturer of a variety of display technologies and solutions. Christie offers comprehensive solutions for cinema,

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large  audience  venues,   control  rooms,  business   presentations,   training
facilities, 3D and Virtual Reality, simulation and education as well as industrial and government environments. Christie solutions are used in over 75,000 locations worldwide, including more than 10,000 projectors and displays networked with ChristieNET(TM) networking devices. For more information on Christie's cinema solutions and to find a theatre with Christie Digital Cinema projectors, visit WWW.CHRISTIEDIGITAL.COM.

DLP Cinema(R) is a registered trademark of Texas Instruments.


SAFE HARBOR STATEMENT
Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of ACCESSIT officials during presentations about ACCESSIT, along with ACCESSIT 's filings with the Securities and Exchange Commission, including ACCESSIT 's registration statements, quarterly reports on Form 10-QSB and annual report on Form 10-KSB, are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects", "anticipates", "intends", "plans", "could", "might",
"believes", "seeks", "estimates" or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by ACCESSIT's management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about ACCESSIT, its technology, economic and market factors and the industries in which ACCESSIT does business, among other things. These statements are not guarantees of future performance and ACCESSIT UNDERTAKES no specific OBLIGATION OR intention to update these statements AFTER THE DATE OF THIS RELEASE.


                                               # # #
CONTACT:
Suzanne Tregenza Moore                        Michael Glickman
ACCESSIT                                    The Dilenschneider Group
55 Madison Avenue                            212.922.0900
Suite 300
Morristown, NJ  07960
973.290.0080

www.accessitx.com

Dorina Belu
Christie
519.749.3323
DORINA.BELU@CHRISTIEDIGITAL.COM
www.christiedigital.com


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